Royalty Agreement

(1)	Molecular Vision Limited

(2)	Acrongenomics Inc.

Dated                                  2008

Osborne Clarke
Apex Plaza
Forbury Road
Reading
RG1 1AX
Telephone +44 (0) 118 925 2000
Fax +44 (0) 118 925 2005

JG/0926405/O5500222/TNP

Contents

1.	Definitions and interpretation	- 1 -
2.	Royalties	- 3 -
3.	Accounts	- 5 -
4.	Confidentiality	- 5 -
5.	Warranties	- 6 -
6.	Duration and termination	- 6 -
7.	Effects of termination	- 7 -
8.	General	- 7 -
9.	Governing law and jurisdiction	- 8 -
Exhibit A		- 9 -
The Patent(s)		- 9 -

This Agreement is made on                                  2008 (the "Effective Date") between:

Molecular Vision Limited (registered in England under number 4292847) whose registered office is at BioIncubator Unit, Bessemer Building, Prince Consort Road, London SW7 2BP
("Molecular Vision");

and

Acrongenomics Inc., a company organized pursuant to the laws of the State of Nevada and having an office at Fairfax House, 15 Fulwood Place, London WC1V 6AY United Kingdom
("Acrongenomics").

Background:

The parties entered into a letter agreement dated 19 August 2008 (the "Letter Agreement") relating to the termination of a previous development agreement between the parties dated 23rd May 2007 (the "Development Agreement"). Paragraph 5 of the Letter Agreement contemplates payments by Molecular Vision to Acrongenomics respecting revenue generated both from licenses and product sales related to technology developed under the Development Agreement. This Agreement more fully sets out and describes those rights and obligations.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following definitions shall apply:

"Accounting Date" means the last day of each 3 month period (the "Accounting Period"). The first Accounting Period shall commence on the the date of the first Commercial Sale.

"Agreement" means this agreement (including any exhibit or annexure to it and any document in agreed form).

"Combination Product" means a Product combined with any other product or service where a single price is charged for the Product and other product or service;

"Commercial Sale" means the sale, rental or lease by Molecular Vision or a Member to a third party excluding any sale, rental or lease of test or prototype Products or Products used in clinical trials;

"Diagnostic Products" means all medical diagnostics products or components falling within the claims of the Patents.

"Effective Date" means 19th August 2008.

"Group" means Molecular Vision together with any holding company or any parent company or any subsidiary or subsidiary undertaking of Molecular Vision or such companies as defined in sections 736, 736A, 258 and 259 of the Companies Act 1985, and a "Member" means any one of the foregoing.

"Licensees" mean any third party from whom Molecular Vision or any Member receives royalties or other consideration related to the manufacture, use, sale, , rental, or lease of Products.

"Licensing Fees" means royalties fees and other payments and consideration in any form received by a Member from its Licensees (net of all tax and deductions) during the Term , , other than consideration that falls into the following categories:

(a)	payments made to the Member to fund manufacturing, research or development of Products to the extent that such payments are used for such purposes;

(b)	payments made to reimburse the Member for expenses incurred in the manufacture, research or development of Products; and

(c)	payments made to reimburse the Member for payments made to Acrongenomics under this Agreement.

(d)	"Net Sales Value" shall mean in respect of Commercial Sales of Product(s) the sum received from customers less:

(a)	customary trade discounts and commissions;

(b)	rebates paid to third parties;

(c)	sales tariffs, duties and/or taxes imposed on sales of the Products;

(d)	unrecovered outbound transportation and transportation insurance costs; and

(e)	commissions paid to outside agents and resellers.

"Other Products" means products or components other than Diagnostics Products within the claims of the Patents

"Patent" means any patents granted pursuant to the applications referenced in Exhibit "A" or granted pursuant to any patent application subsequently filed that claims the same priority date and includes any continuations, continuations in part, divisions, substitutions, resuscitations, patents of additions, re-issues, renewals, extensions and conformations of such patents and patent applications, and all patents corresponding to any of the foregoing;

Products means Diagnostic Products and Other Products.

"Technology" means the compositions, processes, methods of use, products, software, services, devices, components, and / or tools, or systems pertaining to the subject matter of the Patents, and further includes all useful technical data, know-how and information related thereto, which is in existence and known to Molecular Vision as of the Effective Date;

"Term" means the period during which this Agreement continues in force under s. 7.1.

"VAT" means value added tax as provided under the VATA.

"VATA" means the Value Added Tax Act 1994 and references to the VATA shall include all statutes, laws, regulations, notices, directions or similar provisions, relating to value added tax and any value added, turnover, sales, purchase or similar tax of the United Kingdom or of any other jurisdiction and references to value added tax or to VAT shall be construed accordingly.

"Year" means the period of twelve months beginning on the Effective Date, each successive period of twelve months during the Term and any shorter period to the date of termination of this Agreement, and "Yearly" has a corresponding meaning.

1.2	In this Agreement, unless the context otherwise requires:

	(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

	(b)	a reference to a statute or statutory provision includes:

(i) any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it;

(ii) any repealed statute or statutory provision which it re-enacts (with or without modification; and

(iii) any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

	(c)	a reference to:

(i) any party includes its successors in title and permitted assigns;

(ii) sections and exhibits are to sections of and exhibits to this Agreement;

	(d)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	Royalties

2.1

In consideration of Acrongenomics’ contributions under the Development Agreement and in lieu of certain rights granted to Acrongenomics under the Development Agreement, Molecular Vision shall, subject to the following provisions, pay to Acrongenomics:

	(a)	a royalty of 0.5% of Net Sales Value on all Diagnostics Products and a royalty of 0.3% of Net Sales Value on all Other Products (the "Product Royalty"); and

	(b)	5% of all Licensing Fees for Diagnostic Products and 3% of Licensing Fees for Other Products (the "Licensing Royalty", and together with the Product Royalty, the

"Royalties").

2.2

If a Member receives any Licensing Fees in non-cash consideration this shall be shared with Acrongenomics in accordance with in clause 2.1 (b) above except where such non-cash cannot be transferred to Acrongenomics, Molecular Vision shall hold the proportion payable to Acrongenomics on trust pending its liquidation into cash.

2.3	Within 60 days after each Accounting Date during the Term Molecular Vision shall send to Acrongenomics a statement showing:

	(a)	the quantity of the Products sold by each Member during that Accounting Period, the total Net Sales Value of such Products, and the calculated amount of the Product Royalty payable under s. 2.1(a);

	(b)	the total amount of Licensing Fees generated in respect of that Accounting Period and the calculated amount of the Licensing Royalty payable under s. 2.1(b)

(the "Royalty Statement").

2.4	Molecular Vision shall pay all Royalties detailed in s. 2.2 to Acrongenomics contemporaneously with delivery of each Royalty Statement.

2.5

If any of the Patents lapses or is finally declared invalid by a tribunal or court of competent jurisdiction the Royalties payable under this Agreement shall, as from the date of that lapse or declaration or infringement, be reduced by an amount that is fair and reasonable in all the circumstances; provided that Acrongenomics shall be entitled to all Royalties which have then fallen due, whether paid or unpaid, at that date. If the challenged Patent is restored or subsequently becomes valid, those Royalties shall automatically become payable together with all Royalties which would have been payable but for that lapse or declaration.

2.6

If the parties are unable to agree upon the amount of any reduction in Royalties under s. 2.5 within three (3) months after the date of the declaration referred to in that clause, either party shall be entitled to refer the matter for determination to an independent valuer agreed between the parties or, failing agreement within one month, nominated on the application of either party by the President for the time being of the Institute of Chartered Accountants in England and Wales; the decision of any such valuer (who shall act as an expert and not as an arbitrator) shall be final and binding on the parties, who shall bear his costs in equal shares.

2.7

Where the parties refer the matter of Royalty reduction for determination to an independent valuer according to the provisions of s. 2.6, any subsequently determined reduction of the Royalties shall be retrospective to the date of such reference for determination and the difference between the Royalties paid and the sum of the reduced amount determined by the independent valuer shall be deductible by Molecular Vision from future Royalty payments.

2.8

In the event that Molecular Vision pays a royalty for use of third party patents on arms length terms or other intellectual property which Molecular Vision reasonably needs to develop, produce, market or sell Products or to prevent the infringement of third party patents on arms length terms or other intellectual property related to Products ("Third Party Licenses"), and as a result thereof the royalties payable by Molecular Vision would exceed two-point-five percent (2.5%) of Net Sales (the "Royalty Stacking Limit") then the Product Royalty provided in s. 2.1(a) shall be reduced as far as is commercially possible to a point that the total royalties payable by Molecular Vision to Acrongenomics and/or such third parties do not exceed the Royalty Stacking Limit, provided that:

(a)

Molecular Vision shall use commercially reasonable efforts to ensure that any royalty reduction necessary under this section is allocated between the Acrongenomics and such third party in an equitable manner; and

	(b)	under no circumstances shall the Product Royalty rate provided in s. 2.1(a) be reduced to less than one-half (1/2) of the amount otherwise determinable under that section.

2.9

If a Product is sold as a Combination Product then the Net Sales Value shall be reduced determined by apportioning the price for the Combination Product between the Product component and the other components or services having regard, where possible, to the price of each component or service when sold as a stand-alone product or service.

2.10

All royalties or other sums payable under this Agreement shall be paid by Molecular Vision, in pounds sterling. Where any Royalties are calculated in a currency other than sterling, they shall be converted into sterling by reference to the average of the relevant buying and selling rates of National Westminster Bank plc ruling in London on the last day of the Year to which they relate.

2.11

All sums payable under this Agreement shall be exclusive of VAT (if any). Where one party (the "supplier") makes or is deemed to make a supply to another party (the "recipient") for the purposes of VAT:

(a)

the recipient shall pay VAT in addition to consideration hereunder (together with any penalty or interest chargeable on the supplier to the extent attributable to any act or omission by the recipient); and

(b) the supplier shall issue to the recipient a VAT invoice.

If any VAT is found to have been overpaid the supplier shall repay such VAT and issue to the recipient a VAT credit note (where by law it is required to do so).

All amounts due pursuant to this s. 2.11(a) shall be paid or repaid within five business days following the date of the demand. A demand shall be in writing and may be made at any time on or after the time of the supply but not later than the expiry of the time limit referred to in section 77(1)(a) VATA 1994 (Assessment: time limits and supplementary assessments).

3.	Accounts

3.1

Molecular Vision shall maintain at its principal office complete and accurate books of account and records showing its actions under this Agreement, including without limitation the information set forth in s. 2.2 hereof. Upon reasonable notice, such books and records shall at Acrongenomic's cost be open to inspection and copying no more than once a year during usual business hours, by Acrongenomics or its representative, for two (2) years after the Year to which they pertain, for purposes of verifying the accuracy of the amounts paid by Molecular Vision under this Agreement. In the event that any such inspection reveals an underpayment of five percent (5%) or more in the amount actually paid to Acrongenomics hereunder, Molecular Vision shall reimburse Acrongenomics for the cost of such inspection, and thereafter the limitation of one inspection per year shall be removed. Any inspections undertaken pursuant to this Section shall be subject to Article 4.

4.	Confidentiality

4.1

Neither party shall, at any time during the Term, disclose to any other person, or use for any purpose except as contemplated by this Agreement, any confidential information which has been disclosed by either party to the other under this Agreement, and each party shall use its best endeavours to keep that information confidential (whether it is marked as such or not), except as provided by clause 4.2.

4.2	Any information which is disclosed by either party to the other under this Agreement may be:

(a) to the extent required by law, disclosed by the receiving party to any person, governmental or other authority or regulatory body;

(b) disclosed by Molecular Vision to:

(i)

any actual or potential investor in or licensee, customer or supplier of Molecular Vision, any other Member, or any person carrying out, manufacturing, research or development on the behalf of Molecular Vision or a Member; or

(ii) any employee of Molecular Vision, any other Member, or of any of the persons mentioned in s. 4.2(b)(i) above;

to the extent necessary for the purposes of the development, manufacture and sale of, and any other dealings in, the Products, provided thatas a condition precedent to such disclosure, Molecular Vision obtains valid and enforceable contractual obligations from such proposed recipients that they will hold, keep, use and disclose such information on the same terms and conditions as provided herein.

(iii)	;

(c)

used by either party for any purpose, or disclosed by either party to any other person, to the extent only that any part of the information in question is at the date of this Agreement or at any time after that date through no fault of that party becomes public knowledge, provided that in doing so that party does not disclose any part of the information in question which is not public knowledge.

5.	Warranties

5.1	Each party warrants to the other that:

(a) it has the authority to enter into this Agreement;

(b) it is not aware of any third party rights which would prevent the exercise by either party any of the rights granted under this Agreement; and

(c) the execution of, and the performance of its obligations under, this Agreement require no governmental or other approvals or, if required, all such approvals have been obtained.

5.2

In addition, Molecular Vision warrants to Acrongenomics that it shall use commercially reasonable efforts to maintain the Patents, develop and market Products and seek Licensees in commercially attractive territories covered by the Patents. To this end, at intervals no longer than every six (6) months during the Term, the board of Molecular Vision shall report in writing to Acrongenomics on progress made toward the objectives set forth in this s. 5.2.

6.	Intellectual Property Rights

6.1	All intellectual property rights in the Products and the rights to the Patents and the Technology shall continue to vest in Molecular Vision and its licensees.

6.2

Acrongenomics hereby assigns to Molecular Vision all rights it may have, both registered and unregistered in the trademark "Bioled" and shall execute all documents and do all such things necessary to give effect to this clause.

7.	Duration and termination

7.1	This Agreement shall expire on:

(a) (a) the expiration or invalidation of the last of the Patents;

unless sooner terminated upon the mutual written consent of the parties hereto or otherwise in accordance with this Agreement.

7.2	Either party may terminate this Agreement immediately by giving written notice to the other if:

(a) an encumbrancer takes possession, or a receiver is appointed, of any of the property or assets of the other; or

(b) the other party becomes subject to an administration order or makes any voluntary arrangement with its creditors (within the meaning of the Insolvency Act 1986); or

(c)

either party goes into liquidation (except for the purposes of amalgamation or reconstruction and so that the resulting company effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement); or

(d) anything analogous to any event specified in sub-clauses (a), (b) or (c) above under the law of any foreign jurisdiction occurs in relation to the other party; or

(e) the other party ceases, or threatens to cease, to carry on business.

8.	Effects of termination

8.1	Upon the termination of this Agreement, except in respect of any accrued rights neither party shall be under any further obligation to the other under this Agreement.

8.2	Termination of this Agreement shall not prejudice any other rights or remedies, whether in law or in equity, Acrongenomics may have as a result of any actions by Molecular Vision.

8.3	The provisions of Article 4 Confidentiality shall continue in force, notwithstanding termination of this Agreement for any reason.

9.	General

9.1

Assignment: This Agreement and all rights and obligations hereunder may not be assigned or transferred by either party (other than to a Member or to an assignee of substantially all its assets or in the case of Molecular Vision to an assignee of the Patents) without the prior written consent of the other party, which consent shall not be unreasonably delayed or withheld. Any attempt to do so without consent shall be void.

9.2	Variation: No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

9.3	Releases and waivers:

(a)

Any party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

(b)

No single or partial exercise, or failure or delay in exercising any right, power or remedy by any party shall constitute a waiver by that party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

9.4

No Partnership: Nothing in this Agreement shall create a partnership or joint venture between the parties and save as expressly provided in this Agreement neither party shall enter into or have authority to enter into any engagement or make any representation or warranty on behalf of or pledge the credit of or otherwise bind or oblige the other party.

9.5

Notices: Any notice required to be given under this Agreement, or in connection with the matters contemplated by it, shall (except where specifically provided otherwise) be in writing and personally delivered, sent by pre-paid first-class post or by fax. Such notice shall be deemed to have been given on delivery at the relevant address or, if sent by first-class pre- paid post, two business days (that is, any day which is not a Saturday, Sunday or public holiday in the place at or to which the notice is left or sent) after the date of posting, or if sent by fax, when despatched, subject to confirmation of uninterrupted transmission by a transmission report.

9.6

Exclusion of third party rights: Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

9.7	Governing law and jurisdiction: English law shall apply to the whole of this Agreement, and each party agrees to submit to the exclusive jurisdiction of the English courts.

This Agreement has been signed with effect from the Effective Date.

Signed by <>	)
for and on behalf of	)
Molecular Vision Limited	)
in the presence of:	)
Signature of witness:
Name:
Address:

Occupation:

Signed by <>	)
for and on behalf of	)
Acrongenomics Inc.	)
in the presence of:	)
Signature of witness:
Name:
Address:

Occupation:

Exhibit A

The Patent(s)

[Note to draft: Contents of this table to be cleaned up by the parties. Details of each patent and patent application to be listed individually.]

GB0028482.8	Polymer Detection System	Nov-00	Granted (UK, US, EU,
Japan & HK)

GB0604799.7			PCT Application
W02007/054710	Microfluidic Device	Nov-05	Europe Application
EP 06808492.0

GB0714341.5	Optical Detection System	Jul-07	GB Application

GB0714340.7	Optical Detection System	Jul-07	GB Application

GB0718011.0	Non-conjugated polymer interlayered	Sep-07	GB Application
photovoltaic device

GB0718010.2	Conjugated polymer interlayered	Sep-07	GB Application
photovoltaic device

1336089 /	Detection System		EP Application
010974483

2369428 /	Detection System		GB Granted
0028482

3990280 /	Detection System		JP Granted
02544636

6995348 /	Detection System		US Granted
10/432296

2002/42747 /	Detection System		WO continued in EP, JP,
GB01/04521			US